Exhibit 10.34

                            EMPLOYMENT AGREEMENT


            ESC JAPAN COMPANY LTD., having its registered office at No. 31 Kowa Building, 19-1 Shirokanedai 3-chome, Minato-ku, Tokyo (hereinafter the "Company") and ALON MAOR, residing at No. 103 Japan Plaza, 8-11
Shirokanedai 5-chome, Minato-ku, Tokyo (hereinafter "Maor") hereby agree as follows:

Article 1.  (Employment)

            As from January 15, 1999, the Company employs Maor as the President and Representative Director of the Company and Maor hereby agrees to work for the Company in such capacity.

Article 2.  (Duties)

            1. Maor shall exert his best efforts in performing his duties as the President and Representative Director of the Company, in the areas of registration, marketing, sales, administration and clinical and technical support.

            2. Maor shall report to the Vice President of International Sales of ESC Medical Systems, Israel with respect to the performance of his duties.

Article 3.  (Place of Work)
----------

            Maor shall perform his duties hereunder at the head office of the Company in Tokyo, Japan.

Article 4.  (Salary and Commission)
----------

            1. The Company shall pay Maor an annual salary of (Y)22,000,000 (twenty- two million yen), payable by equal monthly installments (rounded up to the yen) on the 15th day of each month.

            2. The annual salary shall be reviewed by mutual agreement on an annual basis.

Article 5.  (Allowances and Benefits)
----------

            1. The Company shall pay to Maor an annual housing reimbursement, which shall be in the range of (Y)12,000,000 (twelve million yen) per year, to be adjusted buy mutual agreement annually in accordance with the market housing prices. In addition, the monthly payments of the salary shall be increased by an amount equivalent to 35% (thirty-five percent) of the monthly rent, provided, however, that the same amount shall be deducted by the Company upon the monthly payments of the salary.

            2. The Company shall pay to Maor an annual allowance of
(Y)5,000,000 (five million yen) for the education of children. The said amount shall be the net amount. Accordingly, the Company shall gross-up the amounts to be actually paid considering applicable taxes and deductions.

            3. Maor shall be entitled to membership of the American Club in Tokyo, Japan at the Company's expense.

            4.  The Company shall make available to Maor a company car.

Article 6.  (Stock Option Plan)
----------

            Maor shall be entitled to a stock option plan, granting Maor the option for 20,000 shares of ESC Medical Systems of Israel. The stock option shall be granted over a period of five (5) years, twenty percent (20%) to be granted upon every anniversary of Maor's service with the Company.

Article 7.  (Retirement Benefit)
----------

            Maor shall be entitled to a retirement benefit after the first year of service, which shall be in an amount equal to the gross monthly salary at the time of retirement. The amount of the retirement benefit shall be increased in subsequent years by one month's gross salary in respect to each full year of service completed with the Company.

Article 8.  (Insurance Premiums)
----------

            The Company shall bear fifty percent (50%) of Maor's Japanese National Health Insurance premiums.

Article 9.  (Vacation and Leave)
----------

            1. Maor shall have an annual paid vacation of twenty-four (24) days.

            2. In addition to the annual paid vacation under the preceding paragraph, Maor shall be granted a paid yearly family home leave of [ ] days per year.

Article 10.  (Term)

            The initial term of this Agreement shall be twenty-four (24) months. If either party wishes to terminate this Agreement upon expiration of the initial term, such party shall give a written notice to the other party at least six (6) months prior to the end of the term. It is expressly agreed by the Company that during the six (6) months following such termination notice, the Company shall pay to Maor the full remuneration (salary and all other allowances and benefits) in accordance with this Agreement.

Article 11.  (Miscellaneous)

            1. Any new invention, product, component, procedure, technology or other intellectual properties, which may result from Maor's work for the Company hereunder or the work of other employees of the Company shall be the sole property of the Company.

            2. Maor shall keep confidential the terms of his salary payable hereunder. In addition, Maor shall separately enter into a confidentiality and non-competition agreement with the Company in accordance with the policy of the ESC group.


Dated the 15th day of January, 1999


                              The Company:  ____________________________
                                            Name:
                                            Title:


                              Maor:         ____________________________
                                            Alon Maor



We agree to be bound by the terms and conditions set forth above.


Date:

ESC MEDICAL SYSTEMS



--------------------------------
Name:   Dr. Shimon Eckhouse
Title:  Chairman & CEO